EXHIBIT 10.4

ADDENDUM TO FRANCHISE AGREEMENT
DATED FEBRUARY 6, 2006

ADDENDUM TO THE
FRANCHISE AGREEMENT

THIS ADDENDUM TO FRANCHISE AGREEMENT (this “Addendum”) is effective as of February 6th, 2006 (the "Effective Date"), regardless of the date of signatures, and amends and supplements the Franchise Agreement dated December 14th, 2006 (the “Franchise Agreement”), between EVOS USA, INC. (“we,” “us” or “our”) and you, HEALTHY FAST FOOD, INC. (“you,” “your” or “Franchise Owner”).  You and we are sometimes referred to individually as a "party" or collectively as the "parties."

           You and we agree as follows:

1.  Precedence and Defined Terms.  Terms not otherwise defined in this Addendum have the meanings as defined in the Franchise Agreement.  This Addendum modifies and supersedes any contrary provisions of the Franchise Agreement.  All other terms and conditions of the Franchise Agreement remain unaffected by this Addendum.

2.  Negotiated Changes.  After negotiations, you and we have agreed to certain modifications to the Franchise Agreement, at your request and for your benefit.  This Addendum contains the agreements between you and us based on those negotiations.

3.  Certain Definitions.  For purposes of Section 19.16, the definition of the word “owner” is limited to the persons described in that definition, but only if they also:

(a)  serve as an officer, director, manager or other principal executive serving in a role similar to that of an officer and director of a corporation; or

(b)  are persons who hold a 10% or more, direct or indirect, legal or beneficial ownership interest or voting rights, in the Franchise Owner, or have other legal or equitable interests or powers resulting in any legal or equitable interest in 10% or more of the revenue, profits, rights or assets of the Franchise Owner.

The Franchise Owner represents that currently the only persons who meet this amended definition of “owner” are the following:  Gregory R. Janson, Ulderico Conte, Henry E. Cartwright and Terry A. Cartwright.  Accordingly, only those 4 individuals will be required to complete the Principal Owner’s Guarantee and Confidential Evaluation Form at the inception of the franchise relationship. However, additional owners who meet this amended definition may join the Franchise Owner before the inception of the franchise relationship.  Those additional owners who serve as an officer, director, manager or other principal executive serving in a role similar to that of an officer and director of a corporation will also be required to complete and submit to us a complete and accurate Confidential Evaluation Form (which will be considered a supplement to the Franchise Application) or such other Franchise Application information that we develop.  This information will need to be completed and submitted to us prior to their admission as an owner of the Franchise Owner.  You will require prospective owners who will not serve as an officer, director, manager or other principal executive serving in a role similar to that of an officer and director of a corporation to complete investor questionnaires enabling you to meet your investigatory and due diligence obligations regarding their background.

~TAMPDOCS:510654.v6  |1/31/06

    4.    Transfer Restrictions.  Notwithstanding any contrary provision of Sections 14.2 through 14.8 of the Franchise Agreement:

(a)  Prior to but not following your sale of securities through a public offering (as that term is defined under the Securities Act of 1933, as amended), our approval will be required for transfers or sales of equity interests in the Franchise Owner exceeding 5% or more.  You understand and acknowledge that this right of approval is intended to apply to single transfers and multiple transactions with a single transferee that, when combined, exceed 5% or more during any 6 month period.  Prior to but not following your sale of securities through a public offering (as that term is defined under the Securities Act of 1933, as amended), you will not issue additional securities or permit the transfer of any securities in the Franchise Owner to anyone:

(i)	who will have a legal or beneficial interest of 5% or more who has not received our approval, not to be unreasonably withheld;

(ii)	who has been convicted of, or is the subject of any, indictment for any felony; or

(iii)
who is an officer, director, manager (or any similar executive position), or owner of 5% or more of the equity or voting securities, of any Competitive Business who has not received our approval, not to be unreasonably withheld.

(b)  We understand and approve your financing strategy to raise capital through one or more private placements of equity securities in the Franchise Owner, to be placed with passive investors.  You have represented to us that the passive investors will not have management or control over the Franchise Owner, and that the existing owners will retain all management rights and control over the Franchise Owner and its operations.  You recognize that we are not an issuer of any of the securities and you will provide us with copies of the private placement memorandum and other disclosure documents for our comment and review prior to your dissemination of such offering materials.  We may require you to include statements in such documents to clearly indicate to prospective investors that their relationship will be with you, and not with us, that we are for all purposes not an issuer of any of such securities, and that the investors will have no claims against us relating to their purchase or sale of any such securities.

(c)  You have submitted to us a list of the identities of your current executive officers and directors.  Prior to but not following your sale of securities through a public offering (as that term is defined under the Securities Act of 1933, as amended), you agree not to change any of them without obtaining our prior approval, which will not be unreasonably withheld.

(d)  You will require prospective investors to complete investor questionnaires enabling you to meet your investigatory and due diligence obligations regarding their background so that you can assure that the investors are eligible to be investors and do not have backgrounds which conflict with subsection 4(a)(ii)-(iii) above.

~TAMPDOCS:510654.v6  |1/31/06

    5.    Initial Public Offering.  Under the Franchise Agreement, a public offering of your securities would be deemed a transfer that requires you to meet certain conditions, including obtaining our written consent and the commencement of our right of first refusal to acquire your Restaurants.  Nevertheless, we will not withhold our consent to your sale of securities through a public offering (as that term is defined under the Securities Act of 1933, as amended), and we will waive our right of first refusal, if all of the following conditions are met:

(a)  Use of Proceeds: The net proceeds of such offering of securities are not used primarily for the purpose of developing, opening, acquiring and operating Competitive Businesses.  The terms "net proceeds" will mean the amount of funds raised in such offering less the offering costs described in the associated registration statement and prospectus (e.g., underwriters’ commissions, marketing expenses, legal and accounting fees, etc.).

(b)  Management:  In the event that management does not include Gregory R. Janson and Ulderico Conte, we have approved the identity, duties and responsibilities of your Chief Executive Officer and Chief Operating Officer who must have requisite experience in the restaurant industry that otherwise meets the qualifications of our individual franchisees.  Such approval will not be unreasonably withheld.

(c)  Informational Requirements:  Due to the application of the U.S. federal and state securities laws, you recognize you will be required to disclose various information to prospective investors in a public offering.  This information may reflect upon us.  Accordingly, prior to engaging in any public offering and/or disseminating any preliminary prospectuses or other offering materials, you agree to submit to us any such written information concerning us prior to its inclusion in any registration statement, prospectus, preliminary prospectus or other offering circular, business plan or other documentation to be used in connection with the offering.  Information regarding us may only be used after we have provided our written consent to its use, and such consent shall not being unreasonably withheld.  Our consent to the use of such information, however, does not imply or constitute our approval with respect to the sale of the underlying securities, the offering literature submitted to us, or any other aspect of the offering.  No information regarding us will be included in any securities disclosure or offering documents, unless such information has been furnished by us, in writing, pursuant to your request, or we have previously approved it.  When requesting such information from us, you must state the specific purpose for which the information will be used when making the request.  If we object to any information regarding us in any offering literature, prospectus or other documentation, you must not use such information unless and until our concerns are satisfied or our objections are withdrawn.  We assume no responsibility for the offering whatsoever.

(d)  Required Legend:  The prospectus, offering document or other offering literature must contain the following language in bold-faced type in a prominent location mutually acceptable to you and us:

EVOS USA, INC. IS NOT DIRECTLY OR INDIRECTLY THE ISSUER OF THE SECURITIES OFFERED AND ASSUMES NO RESPONSIBILITY WITH RESPECT TO THIS OFFERING AND/OR THE ADEQUACY OR ACCURACY OF THE

~TAMPDOCS:510654.v6  |1/31/06

INFORMATION DESCRIBED HEREIN, INCLUDING ANY STATEMENTS MADE WITH RESPECT TO IT.  EVOS USA, INC. DOES NOT ENDORSE OR MAKE ANY RECOMMENDATION WITH RESPECT TO THE INVESTMENT CONTEMPLATED BY THIS OFFERING.

(e)  Exchange Listings: You must not use our service marks, trademarks, trade names or any portion or abbreviation of them, or any word or letters bearing such a resemblance in any listing with any exchange, CUSIP forum, or any abbreviation for any stock exchange listings in the media or otherwise.  In particular, the word EVOS will not be so used.

(f)  Timing:  Neither of the parties may engage in any public offering of its securities at any time within 90 days before or after the commencement or end of any public offering of securities by the other party.

(g)  Indemnification: You agree to indemnify, defend and hold us and our officers, directors, employees and agents, harmless from and against any and all claims, demands, liabilities, and all costs and expenses (including our cost of defense which includes reasonable attorneys' fees) incurred in the defense of any claims, demands or liabilities arising from your offer or sale of securities, whether asserted by a purchaser of any such security or by any governmental agency.  We have the right (but not the obligation) to defend any such claims, demands or liabilities and/or to participate in the defense of any action in which we are named as a party.

(h)  Notifications: Once you become a "public company" (as that term is used in connection with the Securities and Exchange Act of 1934, as amended), you will be required to file certain periodic reports with the U.S. Securities and Exchange Commission (the "SEC").  In addition, your stockholders will also be required to file certain notices with the SEC under certain circumstances.  You agree to furnish us with copies of all filings, notices and reports made by you or by any of your stockholders that concern you or your securities to us if such filings, notices and reports are not publicly available.  In particular, you agree to provide us with notification any time any person or group acquires a 10% or greater ownership interest in your securities if such information is not publicly available.

6.  Competitive Restrictions.

(a)  Competitive Business:  Prior to but not following your sale of securities through a public offering (as that term is defined under the Securities Act of 1933, as amended), you and we agree that ownership of 5% or more of your securities by any other person, group or company that is engaged in a Competitive Business without our prior written approval would constitute a material breach of this Agreement.  If such a breach is not cured within 60 days of written notice to you, we may terminate the Franchise Agreement and any other agreement we have with you or your affiliates, and exercise any or all rights to acquire the Restaurant and any development rights in accordance with the post-termination obligations described in the Franchise Agreement.

~TAMPDOCS:510654.v6  |1/31/06

(b)  Board Membership. Prior to but not following your sale of securities through a public offering (as that term is defined under the Securities Act of 1933, as amended), no member of your Board of Directors, operating managers (in the case of a partnership or limited liability company) may be affiliated with any Competitive Business without our prior written approval.

7.  Transfers and Assignment.  Your rights under this Addendum are personal to you and may not be transferred in conjunction with the Franchise Agreement and do not inure to the benefit of your successors or assigns.  You may not transfer or assign any rights under this Addendum in a manner regardless if part of or separate from the transfer or assignment of the entire Franchise Agreement.  This Addendum will automatically cancel if you engage in any transaction in which 50% or more of the ownership interests in the Franchise Owner (including any equity interests, profits interests, or rights to cash flows) is transferred to anyone who serves as an officer, director, manager or other principal executive serving in a role similar to that of an officer and director of a corporation who is not affiliated with the current Franchise Owner.

8.  Termination.  This Addendum will automatically terminate at the same time as the Franchise Agreement.

9.  LOI.  We and EVOS WEST, INC. (“EWI”) previously entered into a Letter of Intent to Master Franchise, dated September 20, 2005 (the “LOI”).  EWI assigned the LOI to you on November 16, 2005.  You waive any rights you may have, and release us from any liability or obligation we may have, arising out of the entering into of the LOI and/or entering into the Franchise Agreement or any subsequent franchise or related agreement as contemplated in the LOI.  You and we agree to terminate the LOI and release each other from any claims either may have relating to it.

10.  Remaining Terms Unaffected.  All remaining terms and conditions of the Franchise Agreement are unaffected by this Addendum, and continue to be effective and binding on the parties.

           Intending to be bound, you and we sign and deliver this Addendum effective as of the Effective Date, regardless of the actual date of signature.

HEALTHY FAST FOOD, INC.	EVOS USA, INC.

By: /s/ Gregory R. Janson	By: /s/ Michael Jeffers
Name: Gregory R. Janson	Name: Michael Jeffers
Title: President	Title: Vice President
Date: 2/6/06	Date: 2/10/06